Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and the related Prospectus of Enel Américas S.A. with respect to the registration of common shares and rights to be issued from time to time and to the incorporation by reference therein of our report dated June 3, 2019, with respect to the financial statements of Eletropaulo Metropolitana Eletricidade de Sao Paulo S.A. for the year ended December 31, 2017, included in Enel Américas S.A’s report on Form 6-K, furnished to the Securities and Exchange Commission on June 14, 2019.

/s/ Ernst & Young Auditores Independentes S.S.

Sao Paulo, Brazil
June 17, 2019